EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of the 1st day of January 2004, between Village Super Market, Inc. (the "Company"), a New Jersey corporation, and Kevin R. Begley (the "Executive").

	                W I T N E S S E T H:

     WHEREAS, the Executive presently serves as the Chief Financial Officer and Treasurer of the Company, and
     WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth in this Agreement, and
     WHEREAS, the Executive is willing to accept continued employment with the Company on such terms and conditions; now, therefore,
     IN CONSIDERATION of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:



SECTION 1.   TERM OF EMPLOYMENT.

     The Company will employ the Executive, and the Executive hereby accepts employment by the Company, on the terms and conditions contained in this Agreement for the period commencing upon January 1, 2004 and ending
December 31, 2006. If not terminated as of December 31, 2006, the term of the Executive's employment under this Agreement (the "Term") will continue thereafter on a year to year basis, subject to the respective rights of the Executive and the Company to terminate the Term pursuant to Section 5 below.


SECTION 2.   DUTIES.

     2.1 Positions. During the Term, the Executive shall serve as the Company's Chief Financial Officer and Treasurer, with such additions to the scope of the duties of his employment within the Company's field of operations or those of the Company's subsidiaries or affiliated corporations as the Board of Directors (the "Board") and the Executive may agree.

     2.2 Time. The Executive shall devote substantially all of his time, efforts and skill during normal business hours to the affairs of the Company and its subsidiaries and affiliated corporations and to the promotion of their interests, provided that the Executive may serve as a director of both for-profit and not-for-profit corporations. The Executive may also serve as a principal of such business and other ventures as the Board expressly shall permit in the exercise of its discretion.


SECTION 3.   CURRENT COMPENSATION.

     3.1   Salary.   During the Term, the Company shall pay the Executive a
base salary at the rate of $265,000 per year, which will be reviewed annually by the Chief Executive Officer ("CEO") and the Board, or a designated Committee of the Board, and will be increased on the basis of such review commensurate with the increases granted to the other executive officers of the Company.
The base salary may be decreased only in the event of, and in proportion with, a decrease in the salaries of all other executive officers of the Company. The base salary shall be payable in equal installments in accordance with the Company's normal practices for payment of executives.

     3.2   Bonus Compensation.

          (a) The Executive will also be entitled to annual bonus compensation based upon a formula, or based upon a discretionary grant, which shall be reviewed annually by the CEO and the Board, or a designated Committee of the
Board.   The Board may increase the annual bonus from the Executive's 2003 annual bonus of $35,000 based on such review. The annual bonus may be decreased only in the event of, and in proportion with, a decrease in the annual bonus of all other executive officers of the Company. The annual bonus will be paid within 30 days following the end of the year, although the annual bonus may be deferred at the Executive's option in accordance with the provisions of the Village Super Market, Inc. Deferred Compensation Plan.

         (b) In addition to such annual bonuses, the Company agrees to accrue for the benefit of the Executive a Retention Bonus of $75,000 a year, which will be reviewed annually by the CEO and the Board, or a designated Committee of the Board, and may be increased, but not decreased. One year after the date such bonus is accrued (December 31 of each year being the accrual date), the bonus shall become payable if the Executive is then an employee of the Company. Should the Company terminate the Executive, with or without cause, or if the Company does not agree to renew this Agreement on substantially equivalent terms as found in this Agreement or on terms more favorable to the Executive, then all of the accrued retention bonuses shall become immediately payable. Should the Executive terminate both this Agreement and his employment, except as a result of retirement (including early retirement), all accrued but unpaid retention bonuses will be cancelled. Should the Executive leave his employment as a result of retirement (including early retirement), disability or death, the Executive shall be entitled to receive all accrued but unpaid retention bonuses within 30 days of the date of retirement, disability or death. The Company may chose to pay the Retention Bonus in cash or stock. At the Executive's option, any cash retention bonus may be deferred in accordance with the provisions of the Village Super Market, Inc. Deferred Compensation Plan.

     3.3 Stock Awards. The Board will consider the Executive for the grant of additional stock options, restricted stock or other stock-based compensation under any stock option, restricted stock or other stock-based plan in effect or adopted hereafter for the benefit of other executive officers of the Company. The Executive's participation in any such plan shall be at a level commensurate with his position with the Company and generally consistent with his participation in prior plans.

     3.4 Reimbursement for Expenses. During the Term, the Company will reimburse the Executive for all expenses properly incurred by the Executive in the performance of the Executive's duties under this Agreement. In addition, the Company's obligations to indemnification and reimbursement under Sections 11 and 13 will continue indefinitely beyond the term of this agreement.

     3.5   Other Benefits.  In addition to the benefits specified in Sections
3.1 through 3.4, during the Term the Executive will be entitled to participate in any present and future life insurance, disability insurance, health insurance, pension, retirement and similar plans adopted by the Company for the general and overall benefit of its other executive officers, including any supplemental employee retirement plans.


SECTION 4.   NONASSIGNABILITY OF BENEFITS.

     No benefit under the Agreement shall be subject in any manner to anticipation, alienation, sale, transfer or assignment by the Executive, his beneficiaries or his estate, nor shall any benefit in any manner be liable for or subject to attachments or legal process for or against the Executive, his beneficiaries or his estate.


SECTION 5.   TERMINATION OF AGREEMENT.

     5.1 Termination Generally. This Agreement shall cease and terminate upon the earliest of the events specified below, provided that such termination shall not effect the right of the Executive or his estate or beneficiaries to receive any salary or bonus accrued but unpaid (see Section 3.2(b) for the effect on any Retention Bonus), and shall not affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit plans or any other plans, policies or arrangements of the Company or any of its subsidiaries or affiliated corporations:

           (a) Expiration of the Term (including any continuation thereof) upon written notice of non-renewal by the Company to the Executive or by the Executive to the Company at least three months prior to any expiration date;

           (b) the disability of the Executive, to such an extent that he shall be unable to substantially perform the functions of his office for a continuous period of 6 months or such longer period as the Board shall determine;

           (c)  the death of the Executive, subject to Section 5.3;

           (d)  the date of termination for cause as discussed in Section 5.2;

           (e) the date of retirement, including early retirement, as defined in the Company's Employee Retirement Plan.

     5.2   Termination for Cause.   The Company may terminate the Term and
all of the Company's then remaining obligations hereunder by termination for cause. Termination by the Company for "cause" shall mean termination by action of a majority vote of the Company's Board because of the Executive's willful and repeated failure (other than by reason of incapacity due to physical or mental illness) to perform the material duties of his employment after written notice from the Company of such failure and his inability or unwillingness to reasonably correct such failure within thirty days of such notice.

     5.3 Death. If the Executive dies during the Term, the Executive's estate shall be entitled to a bonus under Section 3.2(a) and 3.2(b) for the year of his death prorated according to the number of months in such year through the month of the Executive's death.

     5.4   Termination by Executive.  The Executive may terminate this
Agreement upon sixty days notice, subject to the restrictions in Section 3.2(b).

     5.5 Post-Termination Compensation in the Event of a Change of Control. Anything herein to the contrary notwithstanding, if within five years of a change in control of the Company in a transaction or occurrence, or a related series of transactions or occurrences, resulting from a material change in ownership of the Company's Class A or Class B common stock and evidenced by cessation in service as directors of a majority of those persons theretofore serving as members of the Board or the Sumas Family Combined Voting Power falling below 40% of the Company's available votes for Class A and Class B shares, and a notice of termination is given to the Executive or a notice of non-renewal is given pursuant to 5.1(a) to the Executive or the Executive's duties are altered, then the Company will pay the Executive the greater of
(1) damages for breach of this Agreement if a breach has occurred, or
(2) five year's base salary at the then current rate together with five year's bonus determined by averaging the Executive's bonus for each of the five fiscal years preceding the year of termination together with five year's Retention Bonus determined by averaging the Executive's Retention Bonus for each of the five fiscal years preceding the year of termination, less any salary or bonus payments received by the Executive after the date of the change in control. Such amount shall be considered to be a severance payment and shall relieve the Executive and the Company of all obligations hereunder except the Executive's covenants in Section 6, 7 and 8. All accrued but unpaid retention bonuses shall become immediately payable in the event of a change in control and shall not reduce the severance amount. The Sumas Family
Combined Voting Power is defined as the percentage of total shareholder votes available associated with Class A and Class B common shares beneficially owned collectively by Perry Sumas, James Sumas, Robert Sumas, William Sumas and
John Sumas, as disclosed in the Company's annual proxy statement (68% per the 2003 proxy).


SECTION 6.   CONFIDENTIALITY.

     During the Term of this Agreement and for three years thereafter, the Executive will not, except in the performance of his duties or with the written consent of the Board, disclose information concerning the Company's business affairs, including undisclosed financial information, projects to open new stores or remodel existing stores, the identity of suppliers or other information which a reasonable man would consider confidential and as to which the Executive has obtained specific knowledge during the Term of this Agreement
and which is otherwise unknown to the public.   Nothing in this Section will
prohibit the Executive from responding to inquiries from relevant regulatory authorities or from courts of competent jurisdiction.


SECTION 7.   ASSIGNMENT AND DISCLOSURE OF INVENTIONS.

     7. For purposes of this Agreement, the term "Restricted Inventions" means all inventions, discoveries, improvements or modifications to inventions or discoveries, whether patentable or not, which are conceived of, reduced to practice, or both conceived of and reduced to practice, by the Executive at any time during the Term of the Agreement and which are used or useful by the Company in any of its lines of business.

     7.2 The Executive will disclose any Restricted Invention promptly to the Company and the Executive hereby assigns the Company all rights to any Restricted Invention. The Executive will sign all documents necessary for the Company to apply for and obtain domestic and foreign patents for Restricted Inventions. The obligations of the Executive to sign such documents will continue beyond the Term of the Agreement with respect to Restricted Inventions, discoveries and improvements, whether patentable or not, conceived or made by the Executive during the Term of the Agreement.


SECTION 8.	NO COMPETING EMPLOYMENT.

     During the Term of this Agreement, without the prior written consent of the Company in each case, the Executive will not directly or indirectly:
(a) make any public statement or disclosures inconsistent with his duties and the interests of the Company, (b) engage in research, scientific investigation, employment or consulting as an officer, director, employee, consultant or individual in any capacity whatsoever in any retail supermarket business in substantial competition with the business of the Company; or (c) solicit employees of the Company in connection with any business, whether or not in competition with the Company.

     If the Executive voluntarily terminates this agreement, or the Company terminates the Executive in accordance with Section 5.5, then the Executive will comply with this Section 8 for one year from the date of termination.


SECTION 9.   SEVERABILITY.

     If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.


SECTION 10.   SUCCESSORS AND ASSIGNS.

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators, legal representatives and assigns.


SECTION 11.   INDEMNIFICATION

     The Company shall indemnify the Executive as an officer and employee of the Company to the maximum extent permitted by law. This obligation shall indefinitely survive the termination of the Executive's employment with the Company and the termination of this Agreement. This provision shall in no way limit the Company's obligation to indemnify the Executive under any other agreement or pursuant to the Company's articles of incorporation or bylaws.


SECTION 12.   NOTICES.

     All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if mailed by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

                   (a)   to the Executive:
                         Kevin R. Begley
                         35 Lincoln Avenue
                         Livingston, NJ 07039

                   (b)   to the Company:
                         Village Super Market, Inc.
                         Chief Executive Officer
                         733 Mountain Avenue
                         Springfield, NJ  07081

     Either party by notice in writing mailed to the other as hereunder provided may change the address to which future notices to such party shall be mailed.


SECTION 13.  MISCELLANEOUS.

     This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey. This Agreement embodies the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings relating to the subject matter hereof except for written obligations relating to the stock option and any benefit plan. This Agreement may not be modified or amended or any term or provision thereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. In the event of a dispute regarding this Agreement, all of the Executive's costs and expenses of litigation or arbitration, including attorney's fees, shall be borne by the Company and paid as incurred, whether or not the Executive prevails in the litigation or arbitration. The headings of this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning thereof. Under certain circumstances, Section 8 may survive the expiration of this agreement.



     IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written.


                                   VILLAGE SUPER MARKET, INC.


                                   By:
                                   Chairman of the Board and
                                   Chief Executive Officer



                                   Kevin R. Begley
                                   Chief Financial Officer